Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70248


PROSPECTUS SUPPLEMENT DATED APRIL 1, 2002

(To Prospectus filed on January 4, 2002)


                                PMC-SIERRA, INC.


                                   PROSPECTUS

                                  $275,000,000

                          (aggregate principal amount)

     3.75% Convertible Subordinated Redeemable Notes Due August 15, 2006 and the Common Stock Issuable Upon Conversion of the Notes

         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on page 39 of the Prospectus is hereby amended to reflect the following additions and changes.



                                              Principal Amount at                     Number of Shares
                                                Maturity of Notes     Percentage of    of Common Stock     Percentage of
                                              Beneficially Owned         Notes        That May Be Sold      Common Stock
                   Name                         That May Be Sold       Outstanding          (1)            Outstanding (2)
------------------------------------------- ------------------------ --------------- -------------------- -----------------
Cede & Co.                                        $   995,000               *               23,448                *
Lehman Brothers Inc.                              $12,000,000              4.4             282,792                *
MSD Portfolio L.P. Investments                    $         0               *                    0                *
MSD TCB, L.P.                                     $17,000,000              6.2             400,622                *

*  Less than 1%


(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $42.43 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 165,640,334 shares of common stock outstanding as of December 3, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.